SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 10, 2003

INNKEEPERS USA TRUST

(Exact name of Registrant as specified in charter)

Maryland	0-24568	65-0503831
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

306 Royal Poinciana Way

Palm Beach, Florida 33480

(Address of Principal Executive Offices)

561-835-1800

(Registrant’s telephone number, including area code)

Item 5.	Other Events and Required FD Disclosure.

As reported under Item 2 in a Current Report on Form 8-K filed on August 12, 2003, a Special Committee of Independent Trustees of Innkeepers USA Trust approved a transaction under the “REIT Modernization Act” (the “Act”) pursuant to which we will (1) create “taxable REIT subsidiaries” (“TRS”) to acquire all of the leasehold interests of our properties (the “Hotels”) currently leased to Innkeepers Hospitality, Inc. and certain related entities (collectively, “Innkeepers Hospitality”), and (2) simultaneously engage Innkeepers Hospitality Management, Inc. (the “IH Manager”), a corporation under common control with Innkeepers Hospitality, to act as an “eligible independent contractor” (as defined in Section 856(d)(9) of the Internal Revenue Code) to manage such Hotels pursuant to long-term management agreements, all as permitted by the Act. Jeffrey H. Fisher, our Chief Executive Officer, President and Chairman of the Board of Trustees, controls Innkeepers Hospitality.

As previously reported, on August 8, 2003, we entered into a Master Lease Assignment Agreement with Innkeepers Hospitality to acquire the 61 hotel leases held by them. In consideration for acquiring these leasehold interests, the TRS will pay Innkeepers Hospitality $5.25 million in cash and simultaneously enter into long-term management agreements with the IH Manager. We anticipate funding the cash payment from available cash. The initial closing for 23 of the 61 hotel leases is anticipated to be in September 2003 and the aggregate cash consideration for these 23 hotel leases is $3.9 million. We currently anticipate closing on the remaining 38 hotel leases as Innkeepers Hospitality obtains additional third party management agreements.

The foregoing summaries are qualified in their entirety by the Master Lease Assignment Agreement, the form of Hotel Management Agreement, the form of Pooling and Cumulation Agreement and the Press Release filed as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 99.1, respectively, to our Current Report on Form 8-K filed on August 12, 2003.

We filed pro forma financial information for the year ended December 31, 2002 and the three months ended March 31, 2003 and 2002, with our Current Report on Form 8-K filed on August 12, 2003. As we filed the next day, on August 13, 2003, a Quarterly Report on Form 10-Q reporting results for the six months ended June 30, 2003, we have attached as exhibit 99.1 to this Current Report on Form 8-K pro forma financial information for the six months ended June 30, 2003 and 2002. We do not currently intend to furnish or file pro forma financial information related to this transaction for additional periods. Please see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 for the historical financial statements on which the attached pro forma financial information is based.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits

99.1	Pro Forma Financial Information for the six months ended June 30, 2003 and 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

INNKEEPERS USA TRUST
(Registrant)

Date:	September 10, 2003	By:	/s/ GREGORY M. FAY
		Title:	Chief Accounting Officer

INDEX OF EXHIBITS

99.1	Pro Forma Financial Information for the six months ended June 30, 2003 and 2002